Filed Pursuant to Rule 424(b)(2)
File No. 333-180989

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series L Fixed Rate Notes	$1,250,000,000	$170,500

(1)

The total filing fee of $170,500 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 3 dated December 18, 2012

(to Prospectus Supplement dated May 25, 2012

and Prospectus dated April 27, 2012)

WELLS FARGO & COMPANY

Medium-Term Notes, Series L

Fixed Rate Notes

Aggregate Principal Amount

Offered:	$1,250,000,000

Trade Date:	December 18, 2012

Original Issue Date (T+5):	December 26, 2012

Stated Maturity Date:	January 16, 2018

Interest Rate:	1.50%

Interest Payment Dates:	Each January 16 and July 16, commencing July 16, 2013, and at maturity

Price to Public (Issue Price):	99.82%, plus accrued interest, if any, from December 26, 2012

Agent Discount

(Gross Spread):	0.35%

All-in Price (Net of

Agent Discount):	99.47%, plus accrued interest, if any, from December 26, 2012

Net Proceeds:	$1,243,375,000

Benchmark:	UST 0.625% due November 30, 2017

Benchmark Yield:	0.757%

Spread to Benchmark:	+78 basis points

Re-Offer Yield:	1.537%

Listing:	None

Agents:		Principal Amount
	Wells Fargo Securities, LLC	$1,000,000,000
	Citigroup Global Markets Inc.	$30,000,000
	Credit Suisse Securities (USA) LLC	$30,000,000
	Goldman, Sachs & Co.	$30,000,000
	J.P. Morgan Securities LLC	$30,000,000
	Morgan Stanley & Co. LLC	$30,000,000
	ANZ Securities, Inc.	$6,250,000
	Apto Partners, LLC	$6,250,000
	BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$6,250,000
	Blaylock Robert Van, LLC	$6,250,000
	BMO Capital Markets Corp.	$6,250,000
	CastleOak Securities, L.P.	$6,250,000
	CIBC World Markets Corp.	$6,250,000
	Deutsche Bank Securities Inc.	$6,250,000
	HSBC Securities (USA) Inc.	$6,250,000
	MFR Securities, Inc.	$6,250,000
	nabSecurities, LLC	$6,250,000
	National Bank of Canada Financial Inc.	$6,250,000
	RBC Capital Markets, LLC	$6,250,000
	Santander Investment Securities Inc.	$6,250,000
	TD Securities (USA) LLC	$6,250,000
	UBS Securities LLC	$6,250,000

	Total:	$1,250,000,000

Plan of Distribution:

On December 18, 2012, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.47%, plus accrued interest, if any, from December 26, 2012. The purchase price equals the issue price of 99.82% less an underwriting discount of 0.35% of the principal amount of the notes.

Certain U.S. Federal

Income Tax Consequences:

Legislation was enacted in 2010, contained in Sections 1471 through 1474 of the Code, that will impose a 30% withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest (including OID) with respect to notes from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest from sources within the United States, unless the payments of interest or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. As enacted, these withholding and reporting obligations generally apply to payments made after December 31, 2012 with respect to any notes other than notes outstanding on March 18, 2012. Under proposed Treasury regulations and administrative guidance, these withholding and reporting requirements with respect to interest will be delayed until January 1, 2014, and withholding on gross proceeds will be delayed until January 1, 2017. Further, withholding will not apply to notes outstanding on January 1, 2013, unless such notes undergo a significant modification after that date. The proposed Treasury regulations are proposed to be effective on the date of publication of the adoption of the regulations as final regulations. Investors are urged to consult their own tax advisors regarding the application of the legislation and proposed regulations to the notes.

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BFG0

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